Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE TO

(Form Type)

KALA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$34,816,517.11	(1)	0.00011020	$3,836.78	(2)
Fees Previously Paid	—		—	—
Total Transaction Valuation	$34,816,517.11
Total Fees Due for Filing				$3,836.78
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$3,836.78

(1)	Estimated for purposes of calculating the amount of the filing fee only. The calculation of the Transaction Valuation assumes that all outstanding options to purchase shares of Kala Pharmaceuticals, Inc. (the “Company”) common stock that may be eligible for exchange in the offer (the “Eligible Options”) will be exchanged pursuant to the offer. The Eligible Options cover an aggregate of 184,309 shares of the Company’s common stock having an aggregate value of $34,816,517.11 as of April 25, 2023, calculated based on the Black-Scholes option pricing model.
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01102% of the aggregate Transaction Valuation).